Exhibit 99.1

FOR:	AMREP Corporation
850 West Chester Pike, Suite 205
Havertown, PA 19083

CONTACT:	Adrienne M. Uleau
Chief Financial Officer and Vice President
(610) 487-0907

AMREP REPORTS FISCAL 2026 RESULTS

Havertown, Pennsylvania, July 24, 2026 – AMREP Corporation (NYSE:AXR) today reported net income of $10,288,000, or $1.91 per diluted share, for its 2026 fiscal year ended April 30, 2026 compared to net income of $12,716,000, or $2.37 per diluted share, for the same period of the prior year. Revenues were $52,847,000 for fiscal 2026 and $49,694,000 for fiscal 2025.

More information about the Company’s financial performance in 2026 and 2025 may be found in AMREP Corporation’s financial statements on Form 10-K which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/). As a result of many factors, including the nature and timing of specific transactions and the type and location of land or homes being sold, revenues, average selling prices and related gross margins from land sales or home sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2026	2025
Revenues	$52,847,000	$49,694,000

Net income	$10,288,000	$12,716,000

Income per share – basic	$1.93	$2.39
Income per share – diluted	$1.91	$2.37

Weighted average number of common shares outstanding – basic	5,337,000	5,318,000
Weighted average number of common shares outstanding – diluted	5,393,000	5,369,000